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                                                                   Exhibit 10.24

April 10, 2002

Scott Yancey
11728 Flemish Mill Court
Oakton, VA 22124

Dear Scott:

         We are pleased to extend an offer of regular, full-time employment for the position of Chief Financial Officer. The annual compensation is $195,000. You will be eligible for bonus opportunities up to $100,000. As a condition of employment, you will be asked to sign the Company's Proprietary Information and Inventions Agreement. This offer is contingent upon a satisfactory background check. Upon joining the Company you will be eligible to participate in the Company's equity compensation plan. The terms of your participation will be the same as other similar level employees of the Company. You will be granted 550,000 incentive stock options to purchase common stock in the Company, at an exercise price of $2.60, pursuant to the Company's 1999 InPhonic.com Stock Option Plan and pending board approval; provided, further, your incentive stock option agreement shall provide that you shall vest in forty percent (40%) of your options upon the expiration of the first twelve (12) months of your employment with the Company with the remainder quarterly vesting over the following three (3) years thereafter.

         It is my understanding that your start date will be May 1, 2002. You will be eligible for our complete package of employee benefits as of your start date. If you have any questions regarding our benefit plans prior to your starting date, please feel free to contact me at (301) 833-0040 x241.

         On your first day please plan on arriving at our office, 1010 Wisconsin Avenue by 9:00 a.m. to meet with me. In addition, please bring an original document or documents that establish identity and employment eligibility as required by federal law. Contact Human Resrouces for a complete listing of acceptable forms of identification.

         Please indicate below your acceptance of the above terms of employment. Employment at InPhonic, Inc. is at-will. This means that you may terminate your employment at any time and for any reason whatsoever simply by notifying the Company. This also means that the Company may terminate your employment as well as change the terms and conditions of employment, including but not limited to promotion, demotion, probation, transfer, compensation, benefits, duties and location of work, at any time and for any reason whatsoever, with or without cause or advance notice. Nothing is this offer or otherwise unless signed by the CEO of InPhonic shall change this status.

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         If you choose to accept our offer under the terms described above, please note your exact start date and return the original signed copy of this letter in the enclosed self-addressed, stamped envelope within seven working days.

         We look forward to your joining the InPhonic team. If you should have any questions, please feel free to contact me at (301) 883-0040 x241.

Sincerely,


David Steinberg
CEO

I accept the position under the terms of employment as described above:

/s/ Scott Yancey
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Scott Yancey                                   Date of Employment